Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

Drew Industries’ Recent Acquisitions Expand Product Lines

Front Entry Doors for Manufactured Homes

White Plains, New York – October 1, 2009 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today announced that its wholly-owned subsidiary Kinro purchased from Philips Products, Inc. certain inventory and equipment used for the production of front entry doors for manufactured homes.  The $1 million transaction was funded from available cash.

“Not only will this acquisition increase the overall Drew-supplied content per manufactured home, it also adds a new product category for Drew,” said Fred Zinn, Drew’s President and CEO.  “We estimate that the current annual market for front entry doors for newly produced manufactured homes is about $12 million to $15 million.  In addition, we believe there is a similar size market for replacement doors for the millions of existing manufactured homes.”

Elkhart, Ind.-based Philips Products had made windows and front entry doors for manufactured housing before ceasing these operations in July 2009.  Kinro, which already has a significant market share in windows for manufactured homes, will begin to manufacture entry doors at plants in Indiana and South Carolina within approximately 30 days.

“Because of our innovative designs and product enhancements, we have had tremendous success with our entry doors for RVs, which we introduced late last year,” said Scott Mereness, Vice President of Kinro.  “We plan to leverage this experience, as well as the strong relationships we maintain with producers of manufactured homes and aftermarket distributors, to gain significant market share for entry doors in the manufactured housing industry.”

Slide-out Storage Box for Pick-Up Trucks

Drew’s wholly-owned subsidiary, Lippert Components, recently acquired the rights to the patent-pending design for a tool box containing a slide-out storage tray.  This newly-designed product, used in pick-up trucks, tow trucks and other mobile service vehicles, will be produced at the Company’s existing manufacturing plants, with existing management, utilizing production techniques with which the Company has extensive experience.  The purchase price was $400,000, plus a commission based on future sales of the product during the next 6 years.

“This is a great new product design, and the initial response has been very encouraging,” said Jason Lippert, President and CEO of Drew’s subsidiaries, Lippert Components and Kinro.  “Over the coming months, we intend to aggressively develop this new market.”

“Both of these developments are in line with our strategy of utilizing our financial strength to seize opportunities to expand our product lines, said Zinn.  “With more than $45 million of cash and short-term investments, and no debt, we have the resources to continue to pursue growth opportunities.  Based on current sales trends and our management of working capital, we expect to continue to generate solid cash flow.”

About Drew
Drew, through its wholly owned subsidiaries, Lippert Components and Kinro, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, the Company manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 27 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of RVs and manufactured homes.

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